EXHIBIT 99.1

December 19, 2016

Vincent J. Viola Nominated by President-Elect Donald J. Trump to Serve as Secretary of the Army

New York, December 19, 2016 (GLOBAL NEWSWIRE) – Virtu Financial (NASDAQ: VIRT) announced today that its Chairman and Founder Vincent J. Viola has been nominated by President-elect Donald Trump to serve as the Secretary of the Army, subject to Senate confirmation.

“We at Virtu are all honored and proud that our Chairman and Founder has been nominated by President-elect Trump to serve our nation as Secretary of the Army,” said Douglas A. Cifu, Chief Executive Officer and Co-Founder of Virtu.

TJMT Holdings LLC, which is the majority shareholder of Virtu Financial, Inc., has communicated to the Company that it does not intend to divest its holdings as a result of the nomination or confirmation.

Mr. Viola has informed Virtu’s Board of Directors that he will seek an orderly and appropriate transition from his position as Executive Chairman upon his confirmation by the Senate.  Mr. Douglas A. Cifu, Virtu’s Chief Executive Officer, has been identified by the Board of Directors as Mr. Viola’s successor in the event that Mr. Viola is confirmed.

About Virtu Financial, Inc.: Virtu is a leading technology-enabled market maker and liquidity provider to the global financial markets. We stand ready, at any time, to buy or sell a broad range of securities, and we generate revenue by buying and selling large volumes of securities and other financial instruments and earning small amounts of money based on the difference between what buyers are willing to pay and what sellers are willing to accept, which we refer to as "bid/ask spreads." We make markets by providing quotations to buyers and sellers in more than 12,000 securities and other financial instruments on more than 235 unique exchanges, markets and liquidity pools in 36 countries around the world. We believe that our broad diversification, in combination with our proprietary technology platform and low-cost structure, enables us to facilitate risk transfer between global capital markets participants by supplying liquidity and competitive pricing while at the same time earning attractive margins and returns.

Investor Relations Contact:
Andrew Smith
(212) 418-0195
investor_relations@virtu.com

Media Relations Contact:
media@virtu.com